Exhibit 99.4

BANK OF ASTORIA

EMPLOYEE STOCK OPTION AGREEMENT

This Agreement, including the attached Terms and Conditions, is made as of                     , 20     (the “Grant Date”) by and between Bank of Astoria, an Oregon banking corporation (the “Bank”), and:

____________________________________	(“Optionee”)

____________________________________
(Address)

____________________________________

____________________________________
(Social Security Number)

Pursuant to the Bank’s Combined Incentive and Non-Qualified Stock Option Plan (the “Plan”), which is incorporated by reference, and subject to the attached Terms and Conditions, the Bank hereby grants to Optionee an option (the “Option”) to purchase a number of shares of Common Stock of the Bank (the “Option Shares”) during the period (the “Option Period”) beginning on the Grant Date (and ending on the expiration date ten years after the Grant Date), as follows:

(the “Number of Shares”)

$	(the “Price per Share”)

The Option will/will not [DESIGNATE CHOICE] be treated as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

OPTIONEE	BANK OF ASTORIA

By:

1 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)

BANK OF ASTORIA

EMPLOYEE STOCK OPTION AGREEMENT

Terms and Conditions

1. Exercise of Option.

Subject to the limitations stated in Section 2, during the Option Period Optionee may exercise the Option with respect to all or from time to time with respect to any part of the vested Option Shares by delivery to the Bank of

(a) a written notice in a form acceptable to the Bank specifying the number of whole Option Shares being purchased; and

(b) cash or collected funds, an assignment of Mature Stock, or a combination thereof, with an aggregate Fair Market Value equal to the sum of (i) the Exercise Price for the Option Shares exercised and (ii) the Withholding Taxes, if any, payable by the Bank incident to the exercise.

2. Limitations on Exercise.

Notwithstanding any provision of this Section or any other Section of this Agreement to the contrary, following the end of the Option Period the Option shall expire and no longer be exercisable. Subject to the previous sentence, the exercisability of the Option during the Option Period shall be subject to the following limitations:

(a) Number of Shares. Not less than twenty-five (25) Option Shares may be purchased at any one time upon exercise of this Option unless the number of shares purchased is the total number which remain to be purchased under this Option.

(b) Termination for Cause. If the Optionee’s employment or affiliation with the Bank or a Subsidiary is terminated for cause, the Option shall automatically terminate in its entirety upon such termination; provided, however, that the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, reinstate the Option by giving written notice of such reinstatement to the Optionee.

In the event of such reinstatement, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if the Optionee had ceased to be employed by or affiliated with the Bank or a Subsidiary upon the date of such termination for a reason other than cause, disability or death. In the case of an employee, termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive. If Optionee is a Director, termination for cause shall include removal pursuant to the exercise of regulatory authority by the office of the Comptroller of the Currency, Federal Reserve Board or other bank supervisory agency.

2 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)

(c) Death of Optionee. If an Optionee dies while employed by or affiliated with the Bank or a Subsidiary or during the thirty (30) day period referred to in Section 2(e) hereof or the one (1) year period referred to in Section 2(d) hereof, the Option shall expire on the expiration date specified for the Option at the time of its grant, or one (1) year after the date of such death, whichever is earlier. After such death, but before such expiration, subject to the terms and provisions of the Plan and this Agreement, the person or persons to whom such Optionee’s rights under the Option shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee’s estate, shall have the right to exercise the Option to the extent that increments, if any, had become exercisable as of the date on which the Optionee died.

(d) Disability of Optionee. If an Optionee is disabled while employed by or affiliated with the Bank or a Subsidiary or during the thirty day period referred to in Section 2(e) hereof, the Option shall expire on the expiration date specified for the Stock Option at the time of its grant, or one (1) year after the date such disability occurred, which ever is earlier. After such disability occurs, but before such expiration, the Optionee or the guardian or conservator of the Optionee’s estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise the Option to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by or affiliated with the Bank or a Subsidiary as a result of the disability. The Optionee shall be deemed to be “disabled” if it shall appear to the Board of Directors, upon written certification delivered to the Bank of a qualified licensed physician, that the Optionee has become disabled within the meaning of Section 442(c)(6) of the Internal Revenue Code.

(e) Cessation of Affiliation. Except as provided in Section 2(b) hereof, if for any reason other than disability or death, the Optionee ceases to be employed by or affiliated with the Bank or a Subsidiary, the Option shall expire not later than 30 days thereafter. During such period after cessation of affiliation, the Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Bank or the Subsidiary, and the Option or increments which had not become exercisable as of such date shall expire and terminate automatically on such date. Except as provided in Section 2(b) hereof, if the Optionee ceases to be employed by or affiliated with the Bank or a Subsidiary by reason of disability, such Optionee’s Stock Options shall expire not later than one (1) year thereafter. During such period after cessation of affiliation, such Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Bank or the Subsidiary, and the Stock Option or increment which had not become exercisable as of such date shall expire and terminate automatically on such date.

(f) Terminating Events. For purposes of this Section 2(f), a Terminating Event is defined as dissolution and liquidation of the Bank, consummation of a plan of reorganization, merger or consolidation of the Bank with one or more banks or corporations, as a result of which the Bank is not the surviving entity, or any other transaction involving the Bank where there is a change in ownership of at least twenty-five percent (25%), except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation. The Board of Directors shall notify each Optionee of the pendency of the Terminating Event at least thirty (30) days prior to the occurrence of the event.

3 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)

Upon delivery to the Optionee of notice of a Terminating Event, an Option granted prior to the Terminating Event shall be exercisable in full notwithstanding the provisions of Section 3, subject to earlier expiration or termination of such Option.

Upon the date thirty (30) days after delivery of such notice, any Option or portion thereof not exercised shall terminate, unless provision is made in connection wit the Terminating Event for assumption of Options or new options covering stock of a successor employer bank or corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to number and kind of shares and prices.

3. Vesting.

The Option shall vest and become exercisable according to the following schedule:

Stock options shall be vested (l) one year from the date the option is granted. The one year vesting requirement is effective on stock options granted from April 11, 2000 forward unless otherwise revised by the Board of Directors.

4. Bank’s Rights.

This Agreement is not an employment contract. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Bank to terminate Optionee’s employment, if Optionee is then an employee, for any reason.

5. Changes to Outstanding Securities.

(a) If the outstanding shares of Common Stock of the Bank are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities of the Bank, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Bank, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Option may be granted. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Option Share subject to the Option. Adjustments under this Section shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive.

(b) No right to purchase fractional shares shall result from any adjustment in Options pursuant to this Section 5. In case of any such adjustment, the shares subject to the Option shall be rounded down to the nearest whole share.

(c) Notice of any adjustment shall be given by the Bank to the Optionee and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes.

4 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)

6. Shareholder’s Rights.

Neither Optionee nor any person entitled to exercise Optionee’s rights in the event of Optionee’s death shall have any of the rights of a shareholder with respect to the Option Shares except to the extent that certificates for such shares shall have been issued upon the exercise of the Option.

7. Definitions.

(a) Capitalized terms not otherwise defined herein shall have the definitions given such terms by the Plan as in effect on the Grant Date.

(b) The term “Fair Market Value” shall mean, with respect to shares of Bank common stock, the Fair Market Value per share (as defined in the Plan as in effect on the Grant Date), as of the date of exercise of the Option, reduced by any brokerage commissions, taxes, or other costs or expenses payable by the Bank and related to its sale of assigned Mature Stock.

(c) The term “Withholding Taxes” shall mean all income taxes, FICA, FUTA or similar employment taxes, and any other taxes or assessments payable by the Bank as the result of an exercise of this Option.

8. Parents and Subsidiaries.

For purposes of this Agreement, employment with the Bank shall include employment with any parent and any subsidiary of the Bank.

9. Further Instruments.

The parties agree to execute such further instruments and to take such further actions as reasonably may be required to carry out the intent of this Agreement.

10. Notices.

Any notice required or permitted under this Agreement shall be in writing and shall be sent by receipted mail, postage prepaid, addressed to the Bank at its principal place of business and to Optionee at the address shown in this Agreement or at any other address Optionee indicates by notice to the Bank.

11. Nontransferability of Option.

The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or ERISA). The Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

5 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)

12. Assignability.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Bank and, subject to the restrictions on transfer set forth in this Agreement, shall be binding upon and inure to the benefit of Optionee and Optionee’s heirs, executors, administrators, successors and assigns. The Bank may assign its rights and delegate its duties.

13. Entire Agreement.

This Agreement, including the Plan and the Exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of a conflict between the Plan and this Agreement, the Plan shall prevail.

14. Amendments.

No representation or promise relating to and no amendment of this Agreement shall be binding unless in writing and signed by all of the parties.

15. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws (excluding the conflict of laws provisions) of the State of Oregon as applied to agreements to which an Oregon corporation is a party.

16. Taxes.

Any Withholding Taxes payable by the Bank as a result of an exercise of this Option shall be the liability of the Optionee, and Optionee shall pay such Withholding Taxes in accordance with Sections 1 and 2 of this Agreement.

6 – EMPLOYEE STOCK OPTION AGREEMENT (BANK OF ASTORIA)